GABELLI EQUITY SERIES FUNDS, INC.
EXHIBIT TO ITEM 77C

	A Special Meeting of Shareholders of Gabelli Equity Series Funds, Inc. (the "Fund") was held on May 18, 1999.
        The following proposals were submitted for a vote of the shareholders:

1. To consider and act upon Articles of Amendment to the Fund's
Charter to permit each series of the Fund to offer additional classes of shares:

	With respect to the proposal relating to the approval of Articles of Amendment to the Fund's Charter to permit each series of the Fund to offer additional classes of shares, the following votes and percentages were recorded:

        For          Against     Abstain    Broker Non-Votes
        9,041,105    1,268,894   617,058    590,769
	(47.65%)


	2.	To elect nine directors of the Fund:

	With respect to the proposal relating to the election of nine directors of the Fund, the following votes and percentages were recorded:





For

Withholding Authority Percent Represented at the Meeting Voting in Favor Mario J. Gabelli 11,158,787 359,038 96.88%
Felix J. Christiana 11,134,154 383,672 96.67%
Anthony J. Colavita 11,142,109 375,716 96.74%
Vincent D. Enright 11,161,008 356,716 96.90%
John D. Gabelli 11,099,916 417,910 96.37%
Robert J. Morrissey 11,157,999 359,827 96.88%
Karl Otto Phl 11,089,820 428,005 96.28%
Anthony R. Pustorino 11,129,299 388,526 96.63%
Anthonie C. van Ekris 11,147,936 369,890 96.79%

	3.	To ratify the selection of Ernst & Young LLP as the
        independent auditors of the Fund for the fiscal year ending December 31, 1999:

	With respect to the proposal relating to the ratification of the selection of Ernst & Young LLP as the independent auditors of the Fund for the fiscal year ending December 31, 1999, the following votes and percentages were recorded:

   For         Against       Abstain
11,052,961     202,389        262,476
(95.96%)
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